Exhibit 99.1

First Mortgage Corporation Announces the Deregistration of Its Common Stock Under the Securities Exchange Act of 1934

DIAMOND BAR, CALIFORNIA - (BUSINESS WIRE) - October 17, 2002 - First Mortgage Corporation (OTCBB: FMOR), a mortgage banking firm with offices located in California, Nevada, Oregon, Colorado and Arizona, announced today that it has filed with the Securities and Exchange Commission a Form 15 pursuant to which it provided certification and notice of the termination of the registration of its common stock under the Securities Exchange Act of 1934.

Clem Ziroli, First Mortgage's Chief Executive Officer and Chairman of the Board of Directors, commented: "As a result of the deregistration notice, First Mortgage will no longer file quarterly reports, annual reports or proxy statements with the Securities and Exchange Commission."

Mr. Ziroli stated that "our stock is owned by only 27 shareholders, and approximately 92% of our stock is owned by one shareholder, Fin West Group." Mr. Ziroli also stated that "the trading volume in our stock is extremely small, and preparing the various reports and other documents that are required under the Exchange Act costs our corporation thousands of dollars each year."

Mr. Ziroli stated that "First Mortgage's Board of Directors concluded that there is little benefit to the corporation and its shareholders in remaining a reporting company under the Exchange Act." "We have also been advised that the BBX Bulletin Board Exchange probably will replace the OTC Bulletin Board in 2003 and that our stock will not qualify to be listed on the new exchange because we have fewer than 100 shareholders," Mr. Ziroli added. .

For additional information, please contact Clem Ziroli of First Mortgage Corporation at (909) 596-1996.